EXHIBIT 23.2

QuikBiz Internet Group, Inc. and Subsidiaries
Ft. Lauderdale, FL

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 17, 1999, relating to the consolidated financial statements of QuikBIZ Internet Group, Inc. and Subsidiaries which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                      /s/ Gerson, Preston & Company, P.A.
                                          GERSON, PRESTON & COMPANY, P.A.






Miami Beach, FL
February 4, 2000